Exhibit 4.1

Execution Version

INDENTURE

between

MSCI INC.,

EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

dated as of May 14, 2021

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.8; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6
(c)	7.6
(d)	7.6; 11.2
314(a)	4.2; 4.3
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	N.A.
(e)	11.5
(f)	N.A.
315(a)	7.1
(b)	7.5
(c)	7.1
(d)	7.1
(e)	6.11
316 (last sentence)	6.5
(a)(1)(A)	11.6
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	9.4
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

Table of Contents

		Page

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1	Definitions	1
SECTION 1.2	Other Definitions	11
SECTION 1.3	Incorporation by Reference of Trust Indenture Act	12
SECTION 1.4	Rules of Construction	12

ARTICLE 2.

THE NOTES

SECTION 2.1	Form and Dating	13
SECTION 2.2	Execution and Authentication	14
SECTION 2.3	Registrar and Paying Agent	14
SECTION 2.4	Paying Agent To Hold Money in Trust	15
SECTION 2.5	Holder Lists	15
SECTION 2.6	Transfer and Exchange	15
SECTION 2.7	Definitive Notes	21
SECTION 2.8	Replacement Notes	21
SECTION 2.9	Outstanding Notes	22
SECTION 2.10	Temporary Notes	22
SECTION 2.11	Defaulted Interest	22
SECTION 2.12	Cancellation	22
SECTION 2.13	CUSIP Numbers	21
SECTION 2.14	Issuance of Additional Notes	23
ARTICLE 3.

REDEMPTION

SECTION 3.1	Notices to Trustee	23
SECTION 3.2	Selection of Notes To Be Redeemed	23
SECTION 3.3	Effect of Notice of Redemption	24
SECTION 3.4	Notice of Redemption	24
SECTION 3.5	Deposit of Redemption Price	25
SECTION 3.6	Notes Redeemed in Part	25

ARTICLE 4.

COVENANTS

SECTION 4.1	Payment of Notes	25
SECTION 4.2	Reports	25
SECTION 4.3	Compliance Certificate	27
SECTION 4.4	[Reserved]	27

-i-

-ii-

-iii-

Exhibit A — Form of Note

Exhibit B — Form of Supplemental Indenture

-iv-

INDENTURE dated as of May 14, 2021, between MSCI INC., a Delaware corporation (the “Company”), each SUBSIDIARY GUARANTOR from time to time party hereto (collectively, the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (a) the Company’s 3.625% Senior Notes due 2031 (the “Original Notes”), and (b) any Additional Notes (as defined herein) that may be issued (all such Notes in clauses (a) and (b) being referred to collectively as the “Notes”).

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“Additional Notes” means 3.625% Senior Notes due 2031 issued under the terms of this Indenture after the Issue Date and in compliance with Section 2.14.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent, authenticating agent or Custodian.

“Applicable Premium” means with respect to a Note at any redemption date the excess of (if any) (a) the present value at such redemption date of (i) the redemption price of such Note on November 1, 2026 (such redemption price being described in the second paragraph of Section 5 of the Notes, exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through November 1, 2026 (but excluding accrued and unpaid interest to, but excluding, the redemption date), computed by the Company using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the principal amount of such Note on such redemption date.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Capital Stock” of any Person means any and all shares, interests (including partnership, membership, beneficial, limited liability or other ownership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35.0% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets), other than by the imposition of a holding company, the beneficial owners of whose Voting Stock would not have caused a Change of Control if such beneficial owners had directly held the Voting Stock of the Company held by such holding company;

(b) the adoption of a plan relating to the liquidation or dissolution of the Company;

(c) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(d) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, in one or a series of related transactions) of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction, in the case of a merger or consolidation transaction, following which holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50.0% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after giving effect to such transaction.

“Change of Control Triggering Event” means, with respect to the Notes, (a) the consummation of a Change of Control, (b) the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 30 days following consummation of such Change of Control (which period shall be extended following consummation of a Change of Control for so long as at least two of the three Rating Agencies have publicly announced that it is considering a possible ratings downgrade) or the rating of the Notes is withdrawn within the Trigger Period by each of the Rating Agencies and (c) the rating of the Notes is lowered by at least two of the three Rating Agencies during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control. For the avoidance of doubt, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the party named as such in the Preamble hereto until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the Trust Indenture Act, each other obligor on the indenture securities.

“Company Order” means a written request in the name of the Company delivered to the Trustee and signed by one of the following officers of the Company: the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Secretary.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted (and not added back) in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes and for foreign withholding taxes payable, (iii) depreciation and amortization expense, including any amortization of intangibles, (iv) non-cash charges (including founders’ grants made in connection with the initial public offering of the Company’s common stock and non-cash charges related to employee benefit or other management or stock compensation plans or expense, but excluding write-offs, write-downs or reserves with respect to accounts receivable or inventory (which write-offs, write-downs or reserves shall not be added back under any clause of this definition of “Consolidated EBITDA” (other than clause (b)(ii) below)); provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent, and excluding amortization of a prepaid cash item that was in a prior period), (v) unusual or non-recurring losses or expenses (including severance and relocation costs, one-time compensation charges, restructuring charges, integration costs and reserves), including such items related to acquisitions and to closure/consolidation of facilities, in an amount not to exceed, in the aggregate under this clause (v) for any Measurement Period, 5.0% of Consolidated EBITDA for such Measurement Period, (vi) transaction costs, fees and expenses (including swap breakage costs) in connection with any sale of equity interests, any acquisition or other investment, any disposition, the incurrence of, or any refinancing of, any indebtedness (in each case whether or not successful), (vii) any net after-tax loss from the early extinguishment of indebtedness or hedging obligations or other derivative instruments, (viii) costs of surety bonds incurred in connection with financing activities, (ix) mark-to-market losses recognized pursuant to FASB ASC Topic 815 or any successor thereof, (x) to the extent reimbursement therefor is actually received by the Company or a Subsidiary, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition and (xi) cash expenses incurred during such period in connection with casualty events to the extent such expenses are reimbursed in cash by insurance during such period and minus (b) the following to the extent included in calculating such Consolidated Net Income (without duplication): (i) federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period or reversal of a reserve with respect to accounts receivable or inventory which reduced Consolidated EBITDA hereunder in a prior period), (iii) unusual or non-recurring gains or income, (iv) any net after-tax income from the early extinguishment of indebtedness or hedging obligations or other derivative instruments and (v) mark-to-market gains recognized pursuant to FASB ASC Topic 815 or any successor thereof (in each case of or by the Company and its Subsidiaries for such Measurement Period); provided that (x) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses (including the net loss or gain resulting from swap contracts for currency exchange risk) and (y) Consolidated EBITDA shall be determined on a Pro Forma Basis. The calculation of Consolidated EBITDA shall exclude any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for any acquisition permitted hereunder, in accordance with GAAP (such exclusion to be reflected in the period in which such revenues or costs would have been recorded had such reduction not been required).

“Consolidated Interest Charges” means, for any Measurement Period, the sum, without duplication, of (a) all interest, premium payments and debt discount in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP but, in any event, excluding upfront fees and expenses and the amortization of deferred financing costs (including, for the avoidance of doubt, any upfront fees, expenses or amortized deferred financing costs accelerated upon giving effect to amendments to the Company’s credit agreements and the transactions contemplated thereby), and (b) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Company and its Subsidiaries on a consolidated basis for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company or any Subsidiary with respect to interest rate swap contracts.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) attributable to the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude, without duplication, (a) any net after-tax extraordinary gains or losses for such Measurement Period and the cumulative effect of a change in accounting principles during such Measurement Period, (b) any net after-tax gains or losses on asset sales outside the ordinary course of business, (c) the net income of any Subsidiary (other than a Subsidiary Guarantor) during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such Subsidiary during such Measurement Period, except that the Company’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Person during such Measurement Period to the Company or a Subsidiary Guarantor as a dividend or other distribution, and (d) any income (or loss) for such Measurement Period of any Person (other than the Company) if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed by such Person during such Measurement Period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary (other than a Subsidiary Guarantor), such Subsidiary is not precluded from further distributing such amount to the Company (or a Subsidiary Guarantor) as described in clause (c) of this proviso).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business with respect to this Indenture shall be administered, which office at the date hereof is located at CTSO Mail Operations, MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis,

MN 55415, Attn: Corporate Trust Services – Tina Gonzalez, and for Agent services such office shall also mean the office or agency of the Trustee located at Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more debt facilities (including the Revolving Credit Facility), commercial paper facilities or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Custodian” means Wells Fargo Bank, National Association, as custodian with respect to the Global Notes, or any successor entity.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Debt” means, without duplication, (a) all Indebtedness of the Company and its Subsidiaries which is secured by a Lien incurred and outstanding under Section 4.5(b)(xxviii), (b) all Attributable Debt in respect of Sale/Leaseback Transactions Incurred and outstanding under Section 4.6(b) and (c) all Indebtedness of Subsidiaries of the Company that are not Subsidiary Guarantors Incurred and outstanding under Section 4.7(b)(ix).

“Fitch” means Fitch Ratings, Inc. and its subsidiaries, or any successors to the rating agency business thereof.

“Foreign Subsidiary” means a Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor thereto), the statements and pronouncements of the Financial Accounting Standards Board (or any successor thereto) or the statements and pronouncements of the SEC, in each case applicable to companies subject to reporting under Section 13 or 15(d) of the Exchange Act. Unless otherwise specified, all computations, contained in this Indenture will be computed in conformity with GAAP; provided that any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Indenture shall be made or delivered, as applicable, in accordance therewith. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor thereto applicable to companies subject to reporting under Section 13 or 15(d) of the Exchange Act (“IFRS”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“Global Notes Legend” means the legends set forth under that caption in Exhibit A to this Indenture.

“Guarantee Agreement” means a supplemental indenture to this Indenture, substantially in the form of Exhibit B hereto, effecting the accession of each Subsidiary which is required to become a Subsidiary Guarantor hereunder after the date hereof to guarantee the Company’s obligations with respect to the Notes on the terms provided for in this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” has the meaning specified in the definition of “GAAP.”

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence,” when used as a noun, shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination obligations of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Company or any Subsidiary of the Company, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software platforms and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Interest Payment Date” means each May 1 and November 1, beginning on November 1, 2021.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent), in the case of Moody’s, BBB- (or the equivalent), in the case of S&P or Fitch, or an equivalent rating, in the case of any other applicable Rating Agency.

“Issue Date” means May 14, 2021, the first date of issuance of Notes under this Indenture.

“Lien” means mortgage, security interest, pledge, lien, charge or other encumbrance.

“Material Indebtedness” means, without duplication, any Indebtedness in an aggregate principal amount equal to or greater than $50.0 million.

“Measurement Period” means the most recently completed four fiscal quarters for which financial statements have been delivered (or were required to be delivered).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Offering Memorandum” means the offering memorandum dated April 30, 2021 related to the offer and sale of the Notes.

“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer, the Treasurer, the Assistant Treasurer, the Chief Strategy Officer, the Secretary or any Assistant Secretary of the Company. Officer of any Subsidiary has a correlative meaning.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Principal Accounting Officer, the Chief Strategy Officer, the Secretary or any Assistant Secretary, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (who may be an employee of or counsel to the Company), subject to customary assumptions and qualifications.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Principal Property” means, any of the Company’s and its Subsidiaries (i) Intellectual Property and (ii) interests in any kind of other property or asset (including, without limitation, contract rights to royalty and licensing agreements with respect to Intellectual Property, office space or other facility owned or leased as of the Issue Date or acquired or leased by the Company or any Subsidiary of the Company after such date, capital stock in and other securities of any other Person), except, in each case, such Intellectual Property or interests as the Board of Directors by resolution determines in good faith not to be material to the business of the Company and its Subsidiaries, taken as a whole. With respect to any Sale/Leaseback Transaction or series of related Sale/Leaseback Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Pro Forma Basis” means:

(a) any investments, acquisitions, dispositions of any Subsidiary, line of business or division that have been made by the Company or any of its Subsidiaries, and incurrences or repayments of indebtedness in connection with such investment, acquisition or disposition, during the applicable reference period or subsequent to such reference period and on or prior to the date of determination will be given pro forma effect, as if they had occurred on the first day of the applicable reference period;

(b) any Person that is a Subsidiary of the Company on the date of determination will be deemed to have been a Subsidiary of the Company at all times during such reference period; and

(c) any Person that is not a Subsidiary of the Company on the date of determination will be deemed not to have been a Subsidiary of the Company at any time during such reference period.

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by an Officer of the Company and, except as set forth in the next sentence, in a manner consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as set forth in a certificate of an Officer of the Company (with supporting calculations) delivered to the Trustee. In addition to any adjustments consistent with Regulation S-X, such certificate may set forth additional pro forma adjustments arising out of factually supportable and identifiable cost savings initiatives attributable to, or any other adjustments reasonably attributable to such investment, acquisition or disposition (net of any additional costs associated with such investment, acquisition or disposition) and expected in good faith to be realized within 12 months following such investment, acquisition or disposition, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead, taking into account, for purposes of determining such calculation, any historical financial statements of the business or entities acquired or disposed of, assuming such investment, acquisition or disposition, and all other investments, acquisitions or dispositions that have been consummated during the beginning of such period, and any Indebtedness or other liabilities repaid or incurred in connection therewith had been consummated and incurred or repaid at the beginning of such period; provided that the aggregate amount of adjustments made pursuant to this sentence shall at no time exceed 15.0% of Consolidated EBITDA after giving pro forma effect thereto. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Purchase Agreement” means (a) with respect to the Original Notes issued on the Issue Date, the Purchase Agreement dated April 30, 2021, among the Company, the Subsidiary Guarantors and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed in Schedule 1 thereto and (b) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Offering” means any public or private issuance and sale of the Company’s common stock by the Company. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(a) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(b) any issuance and sale to any Subsidiary of the Company.

“Rating Agencies” means Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P shall not make a rating publicly available on the Notes, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (with prior notice to the Trustee) which shall be substituted for Fitch, Moody’s or S&P, as the case may be.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Responsible Trust Officer” means any vice president, any assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who shall have direct responsibility for the administration of this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Restricted Period”, with respect to any Regulation S Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Regulation S Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the Issue Date with respect to such Regulation S Notes.

“Revolving Credit Facility” means the Credit Agreement, dated as of November 20, 2014, by and among the Company, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto, as amended, supplemented, modified or amended and restated from time to time.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” of any Person means Indebtedness secured by a Lien on any property or asset now owned or hereafter acquired by such Person, or on any income or profits therefrom, or any assignment or conveyance of any right to receive income therefrom.

“Secured Debt Ratio” means, as of any date of determination, the ratio of the Company and the Subsidiary Guarantors’ Secured Debt, determined on a consolidated basis and in accordance with GAAP, as of that date to the Company’s Consolidated EBITDA for the Measurement Period.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act and, for purposes of determining whether an Event of Default has occurred, any group of Subsidiary Guarantors that combined would be such a Significant Subsidiary.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity:

(a) the accounts of which are required to be consolidated with those of such Person in accordance with GAAP; or

(b) of which more than 50.0% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes this Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of this Indenture until such time as its Subsidiary Guarantee is released in accordance with the terms of this Indenture.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means with respect to any redemption date, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published or such information is no longer available thereon, any publicly available source of similar market data selected by the Company)) most nearly equal to the then remaining average life to November 1, 2026, provided, however, that if the average life to November 1, 2026 of the Notes is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the average life to November 1, 2026 of the Notes is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trigger Period” has the meaning provided in clause (b) of the definition of “Change of Control Triggering Event.”

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date and, to the extent required by law, as amended.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(c)
“Bankruptcy Law”	6.1
“Change of Control Offer”	4.9(b)
“covenant defeasance option”	8.1(b)
“Custodian”	6.1
“Event of Default”	6.1
“Global Note”	2.1(b)
“Guaranteed Obligations”	10.1(a)(ii)
“incorporated provision”	11.1
“legal defeasance option”	8.1(b)(i)
“Notes”	Preamble
“Original Notes”	Preamble
“Paying Agent”	2.3(a)
“Principal Payment Default”	6.1(i)
“Registrar”	2.3(a)
“Regulation S Global Note”	2.1(b)
“Restricted Notes Legend”	2.6(e)(i)
“Rule 144A Global Note”	2.1(b)
“Sale/Leaseback Transaction”	4.6(a)

SECTION 1.3 Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the Trust Indenture Act, which are incorporated by reference in and made a part of this Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Notes and the Subsidiary Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, each Subsidiary Guarantor and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) any reference to an “Article”, “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Debt merely by virtue of its nature as unsecured Indebtedness;

(j) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(k) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(l) all references to the date the Notes were originally issued shall refer to the Issue Date.

ARTICLE 2.

THE NOTES

SECTION 2.1 Form and Dating.

(a) The (i) Original Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and whole multiples of $1,000 in excess thereof. The terms of the Notes set forth in the Exhibits hereto are part of the terms of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes issued on the Issue Date shall be (A) offered and sold by the Company pursuant to the Purchase Agreement and (B) resold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the Issue Date may be offered and sold by the Company from time to time in accordance with applicable law.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

(c) Book Entry Provisions. This Section 2.1(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note. The Company has entered into a letter of representations with the Depositary in the form provided by the Depositary and the Trustee and each Agent are hereby authorized to act in accordance with such letter and Applicable Procedures. Neither the Trustee nor any Agent shall have responsibility for any actions taken or not taken by the Depositary.

(d) Definitive Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Notes.

SECTION 2.2 Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $600,000,000 of 3.625% Senior Notes due 2031 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes in an aggregate principal amount specified in a Company Order. Such Company Order shall specify the amount of the Additional Notes to be authenticated and the date on which the issue of Additional Notes is to be authenticated. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.3 Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Company initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Custodian with respect to the Global Notes. The transferor of any Note shall provide or cause to be provided to the Trustee, if reasonably requested by the Trustee, all information necessary to allow the Trustee to comply with any applicable tax reporting obligation, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(b) The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co registrar not a party to this Indenture, which shall incorporate the terms of the Trust Indenture Act to the extent applicable. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation and indemnification therefor pursuant to Section 7.7. The Company or any of its domestically organized wholly owned Subsidiaries may act as Paying Agent (prior to an Event of Default), Registrar, co-registrar or transfer agent.

(c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

(d) The Company shall be responsible for making calculations called for under the Notes and this Indenture, including but not limited to determination of interest, redemption price, Applicable Premium, premium, if any, and any other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders.

SECTION 2.4 Paying Agent To Hold Money in Trust. On or prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent (or if the Company or a wholly owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.4, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar or co registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(ii) in the case of Transfer Restricted Notes that are Definitive Notes, are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Transfer Restricted Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in substantially the form set forth on the reverse side of the Note); or

(B) if such Transfer Restricted Notes are being transferred to the Company, a certification to that effect (in substantially the form set forth on the reverse side of the Note); or

(C) if such Transfer Restricted Notes are being transferred pursuant to an exemption from registration in reliance upon an exemption from the registration requirements of the Securities Act, (1) a certification to that effect (in the form set forth on the reverse side of the Note) and (2) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.6(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification (in the form set forth on the reverse side of the Note) that such Definitive Note is being transferred (A) to the Company, (B) to the Registrar for registration in the name of a Holder, without transfer, (C) pursuant to an effective registration statement under the Securities Act, (D) to a QIB in accordance with Rule 144A or (E) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act (other than as provided by Rule 144) under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly. If no Global Notes are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Security, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(i) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(ii) Notwithstanding any other provisions of this Indenture (other than the provisions set forth in Section 2.7), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Regulation S Global Notes.

(i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (A) to the Company, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S or (D) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.

(ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legend.

(i) Each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Restricted Notes Legend”):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER

(1)	REPRESENTS THAT:

(A)

IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT,

(B)	IT ACQUIRED THIS NOTE OR SUCH BENEFICIAL INTEREST IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT, OR

(C)

IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND IT ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND

(2)

AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY:

(A)	TO THE COMPANY,

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,

(D)	IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR

(E)	PURSUANT TO AN EXEMPTION FROM REGISTRATION (OTHER THAN AS PROVIDED BY RULE 144 UNDER THE SECURITIES ACT) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO TRANSFERS WILL BE PERMITTED IN RELIANCE ON RULE 144, REGARDLESS OF ITS AVAILABILITY AS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii) Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Notes be issued in global form shall continue to apply.

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee in accordance with its customary procedures. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.8, 3.6, 4.9 and 9.5 of this Indenture).

(iii) The Registrar or co-registrar shall not be required to register the transfer of or exchange of (a) any Definitive Note selected for redemption in whole or in part pursuant to Article 3, except the unredeemed portion of any Definitive Note being redeemed in part, or (b) any Note for a period beginning 15 Business Days before the mailing or sending of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing or sending date or Interest Payment Date, as the case may be.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may conclusively rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) No Rule 144 Transfers. Notwithstanding anything herein to the contrary, no transfers will be permitted in reliance on Rule 144, regardless of its availability as an exemption from the registration requirements of the Securities Act.

SECTION 2.7 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.6 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and, in either case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such event, (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture. In connection with any proposed transfer of Definitive Notes in exchange for Global Notes, the Company or DTC shall be required to provide or cause to be provided to the Trustee, if reasonably requested by the Trustee, all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.7 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.7 shall be executed, authenticated and delivered only in denominations of $2,000 and whole multiples of $1,000 thereof and registered in such names as the Depositary shall direct. Any certificated Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.6(e), bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.7(b) above, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.7(a)(i), (ii) or (iii) above, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

SECTION 2.8 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if a Holder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (i) notifies the Company and the Trustee of such loss, destruction or wrongful taking within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) so requests a replacement Note from the Company and the Trustee prior to the Note being acquired by a bona fide purchaser and (iii) satisfies any other reasonable requirements of the Company and the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co registrar from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

SECTION 2.9 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.9 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereon) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.

SECTION 2.11 Defaulted Interest. If the Company defaults in payment of interest on the Notes, the Company will pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company will fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or send or cause to be mailed or sent to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation and the Trustee shall cancel such Notes in accordance with its customary procedures. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation unless the Company directs the Trustee to deliver canceled Notes to the Company. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.13 CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so,

the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

SECTION 2.14 Issuance of Additional Notes. After the Issue Date, the Company will be entitled to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, original interest accrual date and original Interest Payment Date, and such Additional Notes may not have the benefit of registration rights. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such nonfungible Additional Notes shall be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Notes.

With respect to any Additional Notes, the Company will set forth in a resolution of the Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes and whether such Additional Notes have the benefit of registration rights.

ARTICLE 3.

REDEMPTION

SECTION 3.1 Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 5 of the Notes, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed.

The Company shall give each notice to the Trustee provided for in this Section 3.1 at least 60 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Company to the effect that such redemption shall comply with the conditions herein. Any such notice may be canceled by written notice of the Company to the Trustee at any time prior to notice of such redemption being mailed or sent to any Holder pursuant to Section 3.4 and shall thereby be void and of no effect.

SECTION 3.2 Selection of Notes To Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed by lot or on a pro rata basis to the extent practicable, or on such other basis as the Trustee shall deem fair and appropriate, and, in respect of Global Notes, in compliance with the Applicable Procedures. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in principal amounts of $2,000 or a whole multiple of $1,000 in excess thereof, to the extent practicable. The Company will redeem Notes in principal amounts of $2,000 in whole and not in part, to the extent practicable. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. If the Notes are being redeemed other than on a pro rata basis, the Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.3 Effect of Notice of Redemption. Once a notice of redemption has been mailed or sent under Section 3.4, Notes that are to be redeemed in accordance with such notice and the terms of this Article 3 shall become due and payable on the redemption date; subject to any conditions in connection with the redemption. With respect to registered Notes issued in global form, the principal amount of such Note or Notes will be adjusted in accordance with the Applicable Procedures. Upon surrender to the Paying Agent, such Notes shall be paid under the terms stated in Section 3.4; provided that if the redemption date is after a record date for the payment of interest and on or prior to the related Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date.

SECTION 3.4 Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Company will mail a notice of redemption by first-class mail (or otherwise delivered in accordance with the applicable procedures of the Depositary) to each Holder of Notes to be redeemed at such Holder’s registered address, except that redemption notices may be mailed or delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes are to be redeemed (and if other than on a pro rata basis), the identification numbers and principal amounts (which amounts may be stated as a ratio of the amount to be redeemed per $1,000 principal amount outstanding) of the particular Notes to be redeemed;

(vi) that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes; and

(ix) the conditions, if any, applicable to such redemption.

(b) At the Company’s request, upon written notice provided to the Trustee at least 15 days (unless a shorter period is satisfactory to the Trustee) prior to the date the redemption notice must be given to the Holders, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company will provide the Trustee with the information required by this Section 3.4 and a copy of the proposed notice of redemption to be mailed or delivered to the Holders.

SECTION 3.5 Deposit of Redemption Price. On or prior to 10:00 a.m. New York City time on the relevant redemption date, the Company will deposit with the Paying Agent (or, if the Company or a wholly owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest, and Applicable Premium, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest, and Applicable Premium, if any, on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.6 Notes Redeemed in Part. Upon surrender of Note that is redeemed in part, if such Note is in certificated form, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE 4.

COVENANTS

SECTION 4.1 Payment of Notes. The Company shall promptly pay the principal of and interest, and Applicable Premium, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, interest, and Applicable Premium, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified in the Notes, and it shall pay interest on overdue installments of interest and overdue Applicable Premium, if any, at the same rate to the extent lawful.

SECTION 4.2 Reports.

(a) Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC within the time periods set forth below:

(i) within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(iii) within 5 days after the applicable number of days specified in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports, in each case in a manner that complies in all material respects with the requirements specified in such form.

(b) Notwithstanding Section 4.2(a), the Company shall not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company shall furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The reports required by this covenant need not include any separate financial statements of Subsidiary Guarantors or information required by Rule 3-10 or 3-16 of Regulation S-X (or any successor regulation). The requirements set forth in this Section 4.2(b) and in Section 4.2(a) may be satisfied by posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access is given to the Trustee, Holders and prospective purchasers of the Notes. The Trustee shall have no responsibility whatsoever to determine if such filings have been made. Reports by the Company or Subsidiary Guarantors delivered to the Trustee should be considered for informational purposes only and the Trustee shall not be deemed to have constructive notice of any information contained, or determinable from information contained, in any reports referred to above, including the Company’s compliance with any of its covenants in this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(c) If any of the Company’s Subsidiaries is not a Subsidiary Guarantor and such Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary for any fiscal year, on an annual basis within the time period specified in Section 4.2(a) for annual reports, the Company shall provide in the annual report for such fiscal year or in a report filed or furnished on Form 8-K (or posted, if applicable), financial information with respect to such Subsidiaries that are not Subsidiary Guarantors collectively consistent with the financial information included in the Offering Memorandum with respect to Subsidiaries that are not Subsidiary Guarantors.

(d) In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this Section 4.2 to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (i) such financial statements are accompanied by consolidating financial information for such parent and the Company in the manner prescribed by the SEC or (ii) such parent is not engaged in any business in any material respect other than such activities as are incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

SECTION 4.3 Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate complying with Section 314(a)(4) of the Trust Indenture Act, and that need not comply with Section 11.5, and to the effect that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each Officer signing such certificate, whether or not the signer knows of any failure by the Company or any Subsidiary of the Company to comply with any conditions or covenants in this Indenture, and, if such signer does know of such a failure to comply, the certificate shall describe such failure with particularity and describe what actions, if any, the Company proposes to take with respect to such failure.

SECTION 4.4 [Reserved].

SECTION 4.5 Limitation on Liens.

(a) Except as provided in Section 4.5(b), neither the Company nor any of the Subsidiary Guarantors may create, incur, assume or otherwise have outstanding any Lien, upon any Principal Property belonging to the Company or to any of the Subsidiary Guarantors, or upon the shares of capital stock or debt of any of the Subsidiary Guarantors held directly by the Company or any Subsidiary Guarantor, whether such Principal Property, shares or debt are owned by the Company or the Subsidiary Guarantors on the Issue Date or acquired in the future, to secure any Indebtedness of the Company or any of the Subsidiary Guarantors.

(b) The Company or any Subsidiary may create, incur, assume or otherwise have outstanding any Lien if the Notes or the relevant Subsidiary Guarantee, as the case may be, shall be secured by a Lien equally and ratably with or in priority to the new secured Indebtedness, so long as such new secured Indebtedness shall be so secured. In this event, the Company and the Subsidiary Guarantors may also provide that any of its other Indebtedness, including Indebtedness guaranteed by the Company or by any of its Subsidiaries, shall be secured equally with or in priority to the new secured Indebtedness. In addition, the restrictions in Section 4.5(a) shall not apply to:

(i) Liens securing Indebtedness and other obligations of the Company or its Subsidiaries under any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $1,100.0 million and (B) such amount as would not cause the Secured Debt Ratio to exceed 2.5 to 1.0 after giving effect to such incurrence and the application of the proceeds therefrom;

(ii) Liens in favor of the Company or any Subsidiary;

(iii) Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than twelve months after the later of (A) the completion of the acquisition, substantial repair or alteration, construction, development or substantial improvement of such property or (B) the placing in operation of such property or of such property as so substantially repaired or altered, constructed, developed or substantially improved;

(iv) Liens existing on property at the time of its acquisition or existing on property of a Person at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets other than such acquired property or those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(v) any Lien required to be given or granted by any Subsidiary pursuant to the terms of any agreement entered into by such Subsidiary prior to the date on which it became a Subsidiary; provided that any such Lien does not extend to any other property or asset, other than improvements to the property or asset subject to such Lien;

(vi) Liens existing as of the Issue Date;

(vii) extensions, renewals, alterations, refinancings or replacements of any Lien referred to in the preceding clauses (iii) through (vi) above; provided, however, that (A) the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, alteration or replacement plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such extension, renewal, alteration or replacement and (B) such extension, renewal, alteration refinancing or replacement shall be limited to all or a part of the property or assets which secured the Lien so extended, renewed, altered or replaced (plus improvements on such property or assets);

(viii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required under GAAP;

(ix) Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder and Liens on cash deposits held in escrow accounts pursuant to the terms of any purchase agreement permitted hereunder;

(x) Liens securing Hedging Obligations not entered into for speculative purposes and letters of credit entered into in the ordinary course of business;

(xi) banker’s liens, rights of setoff and other similar Liens that are customary in the banking industry and existing solely with respect to cash and other amounts on deposit in one or more accounts (including securities accounts) maintained by the Company or its Subsidiaries;

(xii) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xiii) deposits to secure the performance of tenders, bids, trade contracts and leases, statutory or regulatory obligations, surety bonds, insurance obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(xiv) minor defects or minor imperfections in title and zoning, land use and similar restrictions and easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(xv) Liens securing judgments not constituting an Event of Default under Section 6.1(h), or securing appeal or other surety bonds related to such judgments;

(xvi) Liens for taxes, assessments or other governmental charges or levies not yet due or, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(xvii) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company and its Subsidiaries or (B) secure any indebtedness for borrowed money;

(xviii) any interest or title of (A) a lessor or sublessor under any lease or sublease or (B) a licensor or sublicensor under any license or sublicense, in each case entered into in the ordinary course of business, so long as such interest or title relate solely to the assets subject thereto;

(xix) Liens of a collecting bank arising under Section 4-208 (or its equivalent) of the Uniform Commercial Code of any applicable jurisdiction on items in the course of collection and documents and proceeds related thereto;

(xx) Liens arising from precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdiction in respect of operating leases or consignments entered into by the Company or its Subsidiaries in the ordinary course of business;

(xxi) Liens in the nature of trustee’s Liens granted pursuant to any indenture governing any permitted indebtedness for borrowed money, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(xxii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxiii) assignments of accounts or other rights to receive income to the extent permitted under Section 4.6;

(xxiv) escrow deposits of source code in the ordinary course of business in connection with the licensing of Intellectual Property by the Company or any of its Subsidiaries to their customers;

(xxv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sales of goods entered into by the Company or its Subsidiaries in the ordinary course of business;

(xxvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxvii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(xxviii) a Lien (including successive extensions, renewals, alterations or replacements thereof) not excepted by clauses (i) through (xxvii) above; provided that after giving effect thereto, Exempted Debt does not exceed the greater of (A) $100.0 million and (B) 12.5% of Consolidated EBITDA, in each case, determined at the date of any Incurrence of Exempted Debt.

(c) In the event that a Lien meets the criteria of more than one of the clauses of Section 4.5(b), the Company, in its sole discretion, shall be permitted to classify such Lien (or portion thereof) at the time of its Incurrence in any manner that complies with this Section 4.5. In addition, any Lien (or portion thereof) originally classified as Incurred pursuant to any of clauses (i) through (xxviii) of Section 4.5(b) may later be reclassified by the Company, in its sole discretion, such that it (or any portion thereof) shall be deemed to be Incurred pursuant to any other of such clauses to the extent that such reclassified Lien (or portion thereof) could be Incurred pursuant to such clause at the time of such reclassification.

(d) For purposes of this Section 4.5:

(i) accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of the Indebtedness secured by the relevant Lien;

(ii) in determining compliance with any U.S. dollar-denominated restriction on the securing of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; and

(iii) the maximum amount of Indebtedness that the Company and its Subsidiaries may secure shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.6 Limitation on Sale/Leaseback Transactions.

(a) Neither the Company nor any of the Subsidiary Guarantors may engage in a transaction with any Person (other than the Company or a Subsidiary) providing for the leasing by the Company or any Subsidiary Guarantor of any Principal Property of the Company or a Subsidiary Guarantor or any property which together with any other property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property of the Company or a Subsidiary Guarantor, except for transactions (i) involving a lease which will not exceed three years, including renewals (or which may be terminated by the Company or the applicable Subsidiary Guarantor within a period of not more than three years), (ii) involving a lease of Principal Property executed by the time of, or within 12 months after, the latest of the acquisition, completion of construction, or commencement of operations of such Principal Property, (iii) that were for the sale and leasing back to the Company or a Subsidiary any Principal Property and (iv) that were entered into prior to, or within 12 months of, the Issue Date (a “Sale/Leaseback Transaction”), unless the net proceeds of the sale or transfer of the property to be leased are at least equal to the fair market value of such property and unless:

(i) this Indenture would have allowed the Company or any of the Subsidiary Guarantors to create a Lien on such Principal Property to secure debt in an amount at least equal to the Attributable Debt in respect of such Sale/Leaseback Transaction without securing the Notes pursuant to the terms of Section 4.5; or

(ii) within 360 days, the Company or any Subsidiary Guarantor applies an amount equal to the net proceeds of such sale or transfer to:

(A) the voluntary retirement of any Indebtedness of the Company or its Subsidiaries maturing by its terms more than one year from the date of issuance, assumption or guarantee thereof, or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of issuance, assumption or guarantee, which is senior to or ranks equally with the Notes in right of payment and owing to a Person other than the Company or any Affiliate of the Company; or

(B) the purchase of additional property that will constitute or form a part of Principal Property or other assets used or useful in a Similar Business, and which has a fair market value at least equal to the net proceeds of such sale or transfer.

(iii) Notwithstanding clauses (i) and (ii) above, the Company or any Subsidiary Guarantor may enter into a Sale/Leaseback Transaction which would otherwise be subject to the restrictions of the immediately preceding paragraph so as to create an aggregate amount of Attributable Debt after giving effect thereto that does not, together with all Exempted Debt, exceed the greater of (A) $100.0 million and (B) 12.5% of Consolidated EBITDA, in each case determined at the date of any incurrence of Exempted Debt.

(b) For purposes of this Section 4.6:

(i) in determining compliance with any U.S. dollar-denominated restriction on the entering into of any Sale/Leaseback Transaction, the U.S. dollar-equivalent principal amount of Attributable Debt denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Attributable Debt in respect of such Sale/Leaseback Transaction was Incurred; and

(ii) the maximum amount of Attributable Debt that the Company or any Subsidiary may Incur in respect of any Sale/Leaseback Transaction shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.7 Limitation on Subsidiary Debt.

(a) The Company shall not cause or permit any Subsidiary that is not a Subsidiary Guarantor (i) to guarantee the obligations of, or become a co-borrower with, the Company or any Subsidiary Guarantor, under any Credit Facility of the Company or any Subsidiary or (ii) to create, assume, Incur, issue or guarantee any Material Indebtedness of the Company or another Subsidiary Guarantor, unless, in the case of clause (i) or (ii), within 30 days thereof, the Company causes such Subsidiary to become a Subsidiary Guarantor by executing and delivering a Guarantee Agreement.

(b) Clause (ii) of Section 4.7(a) shall not apply to the following items of Indebtedness:

(i) Indebtedness of a Person existing at the time such Person is merged with or into, amalgamated with, or is consolidated into, a Subsidiary, or which is assumed by a Subsidiary in connection with an acquisition of substantially all the assets of such Person, so long as such Indebtedness was not created in anticipation of such merger, amalgamation, consolidation or acquisition, and refinancing or replacement Indebtedness in respect thereof, so long as (A) the principal amount thereof does not exceed the principal amount of the Indebtedness being refinanced or replaced plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such refinancing or replacement and (B) such refinancing or replacement Indebtedness is Incurred by the same Person(s) as the Indebtedness being refinanced or replaced;

(ii) Indebtedness of a Person existing at the time such Person becomes a Subsidiary, so long as such Indebtedness was not Incurred in anticipation of such Person becoming a Subsidiary, and refinancing or replacement Indebtedness in respect thereof, so long as (A) the principal amount thereof does not exceed the principal amount of the Indebtedness being refinanced or replaced plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such refinancing or replacement and (B) such refinancing or replacement Indebtedness is Incurred by the same Person(s) as the Indebtedness being refinanced or replaced;

(iii) purchase money obligations and refinancing or replacement Indebtedness in respect thereof, so long as (A) the principal amount thereof does not exceed the principal amount of the Indebtedness being refinanced or replaced plus accrued and unpaid interest thereon together with any reasonable fees, premiums (including tender premiums) and expenses relating to such refinancing or replacement and (B) such refinancing or replacement Indebtedness is Incurred by the same Person(s) as the Indebtedness being refinanced or replaced;

(iv) Indebtedness of the Company owing to and held by any Subsidiary or Indebtedness of a Subsidiary owing to and held by the Company or any other Subsidiary;

(v) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed $250.0 million;

(vi) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the Incurrence thereof;

(vii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security legislation and (ii) tenders, bids, trade contracts, leases (other than capitalized lease obligations or synthetic lease obligations), statutory or regulatory obligations, surety bonds, insurance obligations, performance bonds and other obligations of a like nature;

(viii) Hedging Obligations entered into other than for speculative purposes and the financing of insurance premiums; and

(ix) Indebtedness not excepted by clauses (i) through (viii) above; provided that after giving effect thereto, Exempted Debt does not exceed $250.0 million in the aggregate at any time outstanding.

(c) In the event that Indebtedness meets the criteria of more than one of the clauses of (i) through (ix) of Section 4.7(b), the Company, in its sole discretion, shall be permitted to classify such Indebtedness (or portion thereof) at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness (or portion thereof) originally classified as Incurred pursuant to any of clauses (i) through (ix) of Section 4.7(b) may later be reclassified by the Company, in its sole discretion, such that it (or any portion thereof) will be deemed to be Incurred pursuant to any other clause of Section 4.7(b) to the extent that such reclassified Indebtedness (or portion thereof) could be Incurred pursuant to such clause at the time of such reclassification.

(d) Indebtedness Incurred pursuant to clauses (i) through (ix) of Section 4.7(b) by a Subsidiary that subsequently becomes a Subsidiary Guarantor shall cease to be outstanding under such clause at such time as such Subsidiary becomes a Subsidiary Guarantor until such time, if any, that the Company, in its sole discretion, elects to classify or reclassify such Indebtedness as Incurred under any of such clauses to permit the release of such Subsidiary Guarantor’s Subsidiary Guarantee as permitted under this Indenture.

(e) For purposes of this Section 4.7:

(i) accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness;

(ii) in determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based upon the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided, however, that if such Indebtedness is Incurred to refinance or replace other Indebtedness denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or replaced; and

(iii) the maximum amount of Indebtedness that the Company and its Subsidiaries may Incur shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.8 [Reserved].

SECTION 4.9 Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) in accordance with the terms contemplated in Section 4.9(b).

(b) Within 30 days following any Change of Control Triggering Event, unless the Company has previously or concurrently mailed or delivered a redemption notice with respect to all outstanding Notes as described under Section 3.4, the Company shall mail a notice by first-class mail (or otherwise delivered in accordance with the Applicable Procedures) to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts regarding such Change of Control Triggering Event;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered); and

(iv) the instructions, as determined by the Company, consistent with this Section 4.9, that a Holder must follow in order to have its Notes purchased.

(c) The Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if: (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption that is or has become unconditional has been given pursuant to Section 3.4.

(d) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

(e) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.9, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.9 by virtue of its compliance with such securities laws or regulations.

(f) On the purchase date, all Notes purchased by the Company under this Section 4.9 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(g) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.9. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

ARTICLE 5.

SUCCESSORS

SECTION 5.1 Consolidation, Merger and Sale of Assets. The Company shall not consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety, in one transaction or a series of related transactions, directly or indirectly, to any Person, and shall not permit any Person to consolidate with or merge with or into the Company, unless:

(i) the Company shall be the surviving company in any merger or consolidation, or, if the Company consolidates with or merges into another Person or conveys or transfers or leases its properties and assets substantially as an entirety, in one transaction or a series of related transactions, directly or indirectly, to any Person, such successor Person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia; provided that in the case where such successor Person is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the successor Person, if other than the Company, expressly assumes all of the Company’s obligations in respect of this Indenture and the Notes pursuant to a supplemental indenture;

(iii) each Subsidiary Guarantor (unless it is the other party to the transactions above) shall have by a supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such successor Person’s obligations in respect of this Indenture and the Notes;

(iv) immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, there exists no Default or Event of Default; and

(v) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease, other disposition or such supplemental indenture (if any) complies with the requirements of this Indenture and that the Notes and this Indenture constitute valid and binding obligations of the Company or a successor Person, as applicable, subject to customary exceptions;

provided, however, that this Section 5.1 shall not apply to the direct or indirect conveyance, transfer, lease or disposition of all or any portion of the stock, assets or liabilities of any Subsidiary of the Company to the Company or to any of the Company’s other Subsidiaries.

For purposes of this Section 5.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more of the Company’s Subsidiaries, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Person shall be released from its obligations under this Indenture and the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Person shall not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default. Each of the following shall be an “Event of Default”:

(a) default for 30 days in the payment of any interest on the Notes when due;

(b) default in the payment of principal or premium, if any, on the Notes when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(c) the failure by the Company to comply for 30 days after notice with any of its obligations under Section 5.1;

(d) the failure by the Company to comply for 30 days after notice with any of its obligations in under Section 4.9 (other than a failure to purchase Notes);

(e) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or such Subsidiary Guarantor, as applicable, in this Indenture (other than a failure to comply with clause (c) or (d) above) with respect to the Notes of such series or any guarantee relating thereto, as applicable, and such default or breach continues for a period of 90 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of 25.0% or more in aggregate principal amount of the Notes of such series specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(f) the Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect except as otherwise permitted under this Indenture or is declared null and void in a judicial proceeding or is disaffirmed by any Subsidiary Guarantor that is a Significant Subsidiary;

(g) the Company or any Subsidiary Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Subsidiary Guarantor that is a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Company or any Subsidiary Guarantor that is a Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Company or any Subsidiary Guarantor that is a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 90 days;

(i) default under any Lien, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries other than Indebtedness owed to the Company or a Subsidiary, whether such Indebtedness exists on the Issue Date or is created after the Issue Date, which default (i) is caused by a failure to pay principal of, or premium, if any, on such Indebtedness at the Stated Maturity thereof (“Principal Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its maturity without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (i) or (ii) above, 30 days or more after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25.0% in aggregate principal amount of the outstanding Notes and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Principal Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million (or its equivalent in other currencies) or more; and

(j) the taking or entering against the Company or any of its Subsidiaries of a judgment or decree for the payment of money in excess of $100.0 million (or its equivalent in other currencies) in the aggregate, if the Company or such Subsidiary, as the case may be, fails to file an appeal therefrom within the applicable appeal period or, if the Company or such Subsidiary, as the case may be, does file an appeal therefrom within such period, such judgment or decree is not within a period of 90 days from the date thereof, and does not remain, vacated, discharged or stayed.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Additionally, a Default under Section 6.1(c) for the failure to deliver any report within the time periods prescribed in Section 4.2 or to deliver any notice or certificate required by this Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

The Company shall deliver to the Trustee, within 30 days after obtaining knowledge of the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(g) or (h) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25.0% in principal amount of the Notes by written notice to the Company and the Trustee, may declare the principal amount of and premium, if any, and accrued but unpaid interest and any other monetary obligations on the Notes to be due and payable immediately. Upon such a declaration, the principal, premium, if any, and interest shall become immediately due and payable. If an Event of Default specified in Section 6.1(g) or (h) occurs with respect to the Company, the principal, premium, if any, and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. At any time after a declaration of acceleration has been made, the Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind and annul that declaration of acceleration and its consequences if the rescission and annulment would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.1, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice stating that an Event of Default is continuing;

(ii) the Holders of at least 25.0% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 90 days after receipt of the request and the offer of security or indemnity reasonably satisfactory to the Trustee; and

(v) the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request during such 90-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. In the event that the Definitive Notes are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Definitive Notes to such beneficial owner of its nominee, the Company expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Notes had been issued.

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents and take such other actions, including participating as a member, voting or otherwise, of any committee of creditors appointed in the matter, as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, any Subsidiary or any Subsidiary Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to first pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be unpaid for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

SECTION 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article 6, on or after an Event of Default any money or other property distributable in respect of the Company’s or Subsidiary Guarantors’ obligations under this Indenture, shall be paid or distributed in the following order:

FIRST: to the Trustee for amounts due under Section 7.7;

SECOND: Holders for amounts due and unpaid on the Notes for principal and interest, ratably, and Applicable Premium (if any), ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest and Applicable Premium (if any), respectively; and

THIRD: to the Company or to such party as a court of competent jurisdiction shall direct, including a Subsidiary Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail or send to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Company, a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10.0% in aggregate principal amount of the Notes.

SECTION 6.12 Waiver of Stay or Extension Laws. Neither the Company nor any Subsidiary Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7.

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the Trust Indenture Act.

(i) The Trustee shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram or other paper or document believed to be genuine and correct and to have been signed or sent by the proper person or persons.

(j) The Trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in this Indenture, the Offering Memorandum or the related documents or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the Trustee nor any Paying Agent shall be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the Notes is required. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency or determining whether any rating event with respect to the Notes has occurred.

SECTION 7.2 Rights of Trustee.

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel. Any request, demand, notice or direction of the Company shall be sufficiently evidenced by an Officer’s Certificate or a Company Order, or in writing signed by an Officer.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Trust Officer of the Trustee has actual knowledge or unless written notice from the Company or the Holders of at least 25% of the aggregate principal amount of the Notes of any event which is in fact such a default is received by the Trustee at its Corporate Trust Office and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be liable for special, indirect, exemplary, punitive or consequential damages (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture. (i.e. an Incumbency Certificate).

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

(n) The Trustee shall have no obligation to pursue any action that is not in accordance with applicable law.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co registrar or co paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Subsidiary Guarantee or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Subsidiary Guarantees.

SECTION 7.5 Notice of Defaults. If a Default occurs hereunder with respect to the Notes, the Trustee within 90 days of such Default shall give the Holders notice of such Default as and to the extent provided by the Trust Indenture Act; provided that a Responsible Officer of the Trustee has actual knowledge of such Default; and provided, however, that in the case of any Default under Section 6.1(c) and Section 6.1(d), no such notice to Holders shall be given until at least 30 days after the occurrence thereof; provided, further, that the Trustee may withhold notice to the Holders, of any Default (except for any Default under Section 6.1(a) or (b) (for which it does not have to provide notice)), if and so long as it in good faith determines that the withholding of the notice is in the interest of the Holders.

SECTION 7.6 Reports by Trustee to Holders. As promptly as practicable after each May 15 beginning with May 15, 2022, and in any event on or prior to July 15 in each such year, the Trustee shall mail or send to each Holder a brief report dated as of such May 15 that complies with Section 313(a) of the Trust Indenture Act if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the Trust Indenture Act.

A copy of each report at the time of its mailing or sending to Holders shall be filed with the SEC (if applicable) and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.7 Compensation and Indemnity. The Company shall pay to the Trustee, Paying Agent and Registrar from time to time, as agreed to in writing, reasonable compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out of pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts and court costs. The Company and the Subsidiary Guarantors jointly and severally shall indemnify the Trustee, Paying Agent, Registrar and each of their officers, directors, agents and employees (each in their respective capacities), for and hold each of them harmless against any and all loss, liability, damage, claim, cost, fee or expense (including attorneys’ fees and expenses and court costs) incurred by them without gross negligence or willful misconduct on their part as finally adjudicated by a court of competent jurisdiction in connection with the acceptance and administration of this trust and the performance of their duties hereunder, including the costs and expenses of enforcing this Indenture against the Company and the Subsidiary Guarantors (including this Section 7.7), or defending against any claim (whether asserted by the Company, any Subsidiary Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or under the Notes and the Subsidiary Guarantees, and including reasonable attorneys’ fees and expenses and court costs incurred in connection with any action, claim or suit brought to enforce the Trustee’s right to compensation, reimbursement or indemnification. The Trustee, Paying Agent and Registrar shall notify the Company of any claim for which they may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company of its indemnity obligations hereunder except to the extent the Company shall have been adversely affected thereby. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company shall pay the reasonable fees and expenses of one such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and such parties in connection with such defense. The Company need not pay for any settlement made without its written consent. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct or gross negligence (or willful misconduct or gross negligence of any of such party’s officers, directors, agents or employees) as finally adjudicated by a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and resignation or removal of the Trustee. When the Trustee, Paying Agent or Registrar incurs expenses after the occurrence of a Default specified in Section 6.1(e) or (f) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.8 Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company in writing. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing not less than 30 days prior the effective date of such removal and may appoint a successor Trustee with the consent of the Company, which shall not be unreasonably withheld. The Company shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail or send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the Trust Indenture Act, any Holder may petition any court of competent jurisdiction, at the expense of the Company, for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

(g) The Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

SECTION 7.9 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the Trust

Indenture Act, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.

SECTION 7.11 Preferential Collection of Claims Against Company. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

ARTICLE 8.

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.1 Discharge of Liability On Notes; Defeasance.

(a) When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.8) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing or sending of a notice of redemption pursuant to Article 3 hereof, and the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations on which payment of principal and interest when due will be sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.8), and if in either case the Company pays all other sums then payable hereunder by the Company, then this Indenture shall, subject to Section 8.1(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b) Subject to Sections 8.1(c) and 8.2, the Company at any time may terminate (i) all its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Article 4 (with the exception of Sections 4.1 and 4.3) and Article 5 and the operation of Sections 6.1(c), 6.1(e), 6.1(f), 6.1(g), 6.1(h), 6.1(i) and 6.1(j) (but, in the case of Sections 6.1(g) and 6.1(h), with respect only to Significant Subsidiaries and the Subsidiary Guarantors) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.1(c), 6.1(e), 6.1(f), 6.1(g), 6.1(h), 6.1(i) and 6.1(j) (but, in the case of Sections 6.1(g) and 6.1(h), with respect only to Significant Subsidiaries and the Subsidiary Guarantors) or because of the failure of the Company to comply with Article 5. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor shall be released from all its obligations with respect to its Subsidiary Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding clauses (a) and (b) above, the Company’s rights and obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.8, 2.9, 2.10, 2.11, 2.12, 7.7, 7.8 and this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Company’s rights and obligations in Sections 7.7, 8.4 and 8.5 shall survive.

SECTION 8.2 Conditions to Defeasance.

(a) The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Company irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which shall be sufficient, or a combination thereof sufficient to pay the principal of, and premium (if any), and interest, on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date;

(ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, with customary assumptions expressing their opinion to the effect that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder;

(iv) such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which the Company is a party or by which the Company is bound (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and any simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);

(v) no Default or Event of Default under this Indenture has occurred and is continuing after giving effect to such defeasance or covenant defeasance (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);

(vi) the Company is not “insolvent” within the meaning of any Bankruptcy Law on the date of such deposit;

(vii) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this

Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result such defeasance and that such defeasance will not otherwise alter those beneficial owners’ United States federal income tax treatment of principal and interest payments on the Notes;

(viii) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result such defeasance and that such defeasance will not otherwise alter those beneficial owners’ United States federal income tax treatment of principal and interest payments on the Notes; and

(ix) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent to such defeasance or defeasance as contemplated by this Article 8 have been complied with.

(b) Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4 Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.5 Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENTS

SECTION 9.1 Without Consent of Holders.

(a) The Company, the Subsidiary Guarantors and the Trustee may amend this Indenture, the Notes or the Subsidiary Guarantees without notice to or consent of any Holder:

(i) to evidence the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under this Indenture, the Notes or a Subsidiary Guarantee, as applicable, in compliance with Article 5;

(ii) to add guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

(iv) to surrender any right or power this Indenture may confer on the Company;

(v) to add to the covenants made in this Indenture for the benefit of the Holders of all Notes (as determined in good faith by the Company and evidenced by an Officer’s Certificate);

(vi) to make any change that does not adversely affect the rights of any Holder of Notes (as determined in good faith by the Company and evidenced by an Officer’s Certificate); provided, however, that the Trustee shall not be responsible for making such determination;

(vii) to add any additional Events of Default;

(viii) to secure the Notes or any Subsidiary Guarantee;

(ix) to evidence and provide for the acceptance of appointment by an additional or successor Trustee with respect to the Notes;

(x) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture as the Company and the Trustee may deem necessary and desirable; provided that such action shall not adversely affect the rights of the Holders of the Notes in any material respect (as determined in good faith by the Company and evidenced by an Officer’s Certificate);

(xi) to conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision contained under the heading “Description of notes” in the Offering Memorandum to the extent that such provision contained under the heading “Description of notes” in the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees (as determined in good faith by the Company and evidenced by an Officer’s Certificate);

(xii) to provide for the issuance of Additional Notes of the same or another series in accordance with the limitations set forth in this Indenture as of the Issue Date, or to provide for the issuance of exchange notes;

(xiii) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance, administration and book-entry transfer of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; or

(xiv) to obtain or maintain the qualification of this Indenture under the Trust Indenture Act or other applicable law.

(b) After an amendment under this Section 9.1 becomes effective, the Company shall mail or send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.1.

SECTION 9.2 With Consent of Holders; Waiver.

(a) The Company, the Subsidiary Guarantors and the Trustee may amend any of this Indenture, the Notes or the Subsidiary Guarantees without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, no modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

(i) change the stated maturity of the principal of, or any installment of interest payable on, the outstanding Notes;

(ii) reduce the principal amount of, or the rate of interest on, any outstanding Notes or the premium, if any, payable upon the redemption thereof, or the amount of principal of an original issue discount Note, that would be due and payable upon redemption of such Note (other than the provisions pursuant to Section 4.9) or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of the outstanding Notes;

(iii) reduce the amount of principal of Notes payable upon acceleration of the maturity thereof;

(iv) change the place of payment or the coin or currency in which the principal of or premium, if any, or the interest on the outstanding Notes is payable;

(v) impair any Holder’s right to receive payment of principal, premium, if any, and interest on the outstanding Notes on or after the due dates therefor or any Holder’s right to institute suit for the enforcement of any payment on or with respect to the outstanding Notes;

(vi) modify the Subsidiary Guarantees in any manner adverse to the Holders of the Notes (but, for the avoidance of doubt, not including modifications to any of the provisions set forth in Section 10.6 or Section 4.7);

(vii) reduce the percentage of the Holders of the outstanding Notes necessary to modify or amend this Indenture, to waive compliance with any provision of this Indenture or certain Defaults and consequences of the Defaults or to reduce the quorum or voting requirements set forth in this Indenture; or

(viii) modify any of the provisions of this Section 9.2 or any of the provisions relating to the waiver of certain past defaults or provisions of this Indenture, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the Holders of Notes.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment under this Section 9.2 becomes effective, the Company shall mail or send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.2.

(d) The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive (including, without limitation, by consent obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) compliance by the Company with any provision of this Indenture. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive (including, without limitation, by consent obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) past defaults by the Company under certain covenants of this Indenture which relate to the Notes. However, a default in the payment of the principal of, premium, if any, or interest on, any of the Notes or relating to a provision which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected cannot be so waived.

SECTION 9.3 Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the Trust Indenture Act as then in effect.

SECTION 9.4 Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of the requisite number of consents, (ii) satisfaction of the conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or Guarantee Agreement) by the Company and the Trustee.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.6 Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.1) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that such amendment is authorized or permitted by this Indenture and complies with the provisions hereof and is legally valid and binding against the Company and the Subsidiary Guarantors.

ARTICLE 10.

SUBSIDIARY GUARANTEES

SECTION 10.1 Subsidiary Guarantees.

(a) Each Subsidiary Guarantor hereby jointly and severally irrevocably and unconditionally guarantees to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or interest on in respect of the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Subsidiary Guarantor, and that each such Subsidiary Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement, (iv) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations or (vi) any change in the ownership of such Subsidiary Guarantor.

(c) Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Subsidiary Guarantors, such that such Subsidiary Guarantor’s obligations would be less than the full amount claimed. Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Subsidiary Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Subsidiary Guarantor hereunder. Each Subsidiary Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Subsidiary Guarantor.

(d) Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Section 8.1(b), 10.2 and 10.6, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity.

(f) Each Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee.

(h) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section 10.1.

(i) Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.1.

(j) Upon request of the Trustee, each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.2 Limitation on Liability . Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.3 Successors and Assigns. This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.4 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.5 Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.6 Release of Subsidiary Guarantor. A Subsidiary Guarantor shall be automatically released from its obligations under this Article 10 (other than any obligation that may have arisen under Section 10.7) upon:

(a) (i) the release of such Subsidiary Guarantor from its obligations as a guarantor under the Revolving Credit Facility or in respect of such other debt that caused it to become a Subsidiary Guarantor under Section 4.7, so long as such Subsidiary Guarantor would not then otherwise be required to be a Subsidiary Guarantor pursuant to Section 4.7;

(ii) the sale, issuance or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) such that such Subsidiary Guarantor ceases to be a Subsidiary of the Company, or the sale of all or substantially all of the assets of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary, so long as the sale, issuance or other disposition does not violate Section 5.1;

(iii) immediately prior to or following the dissolution of such Subsidiary Guarantor; and

(iv) the Company exercising its legal defeasance option or its covenant defeasance option pursuant to Article 8 or if the Company’s obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(b) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions provided for in this Indenture relating to such transaction have been complied with; and

(c) at the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Company).

SECTION 10.7 Execution of Guarantee Agreement for Future Subsidiary Guarantors. Each Subsidiary which is required to become a Subsidiary Guarantor pursuant to Section 4.7 shall within the time period specified therein execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such Guarantee Agreement, the Company will deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions provided for in this Indenture relating to such transaction have been complied with.

SECTION 10.8 Non-Impairment. The failure to endorse a Subsidiary Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 10.9 Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 11.

MISCELLANEOUS

SECTION 11.1 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties incorporated by reference to a provision of the Trust Indenture Act (an “incorporated provision”) included in this Indenture by reference to, Sections 310 to 318 of the Trust Indenture Act, inclusive, such incorporated provision shall control.

SECTION 11.2 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Company or any Subsidiary Guarantor:

MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor,

New York, New York 10007

Attention: General Counsel

Facsimile: 212-804-2906

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Richard D. Truesdell, Jr.

Facsimile: 212-701-5674

if to the Trustee:

Wells Fargo Bank, National Association

CTSO Mail Operations

Attn: Tina Gonzalez

MAC: N9300-070

600 South 4th Street, 7th Floor

Minneapolis, MN 55415

email: tina.gonzalez@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

1 Independent Drive, Suite 620

Jacksonville, FL 32202

Attn: Corporate Trust Services

Facsimile: (904) 351-7266

The Company, any Subsidiary Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with Applicable Procedures.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.3 Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, any Subsidiary Guarantor, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

SECTION 11.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except for authentication of the Notes by the Trustee on the Issue Date, which shall not require an Opinion of Counsel), the Company shall furnish to the Trustee:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee to the effect that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a) a statement to the effect that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement to the effect that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.6 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.7 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.8 Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 11.9 Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10 No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or any Subsidiary Guarantor, or of any stockholder of the Company or any Subsidiary Guarantor, shall not have any liability for any obligations of the Company or any Subsidiary Guarantor, either directly or through the Company or any Subsidiary Guarantor, as the case may be, under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting a Note, each Holder shall waive and release all and all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.11 Successors. All agreements of the Company and any Subsidiary Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12 Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Indenture shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 11.13 Table of Contents; Headings. The table of contents, cross reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.14 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO, AND EACH HOLDER OF NOTES BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES, THE HOLDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.15 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation: (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor disputes, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xvi) communications system failure, (xv) malware or ransomware, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems or (xvii) unavailability of any security clearing system; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.16 USA PATRIOT Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Trustee will ask for documentation to verify its formation and existence as a legal entity. The Trustee may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Company and any Subsidiary Guarantors agree to provide all such information and documentation as to themselves as requested by the Trustee to ensure compliance with federal law.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MSCI INC.

By:	/s/ Andrew C. Wiechmann
Name: Andrew C. Wiechmann
Title: Chief Financial Officer

BARRA, LLC
RISKMETRICS GROUP, LLC
RISKMETRICS GROUP HOLDINGS, LLC
RISKMETRICS SOLUTIONS, LLC,
as Subsidiary Guarantors

By:	/s/ Andrew C. Wiechmann
Name: Andrew C. Wiechmann
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT (AS DEFINED BELOW)) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER

(1) REPRESENTS THAT:

(A)

IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT,

(B)	IT ACQUIRED THIS NOTE OR SUCH BENEFICIAL INTEREST IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT, OR

(C)

IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND IT ACQUIRED THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND

(2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY:

(A)	TO THE COMPANY,

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,

(D)	IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR

(E)	PURSUANT TO AN EXEMPTION FROM REGISTRATION (OTHER THAN AS PROVIDED BY RULE 144 UNDER THE SECURITIES ACT) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO TRANSFERS WILL BE PERMITTED IN RELIANCE ON RULE 144, REGARDLESS OF ITS AVAILABILITY AS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

No.	$

3.625% Senior Note due 2031

CUSIP No. [144A: 55354G AM2 / REG S: U5521T AK8]

ISIN No. [144A: US55354GAM24 / REG S: USU5521TAK89]

MSCI Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of                    Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on November 1, 2031.

Interest Payment Dates: May 1 and November 1.

Record Dates: April 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

MSCI INC.

By:
Name: [ ]
Title: [ ]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

3.625% Senior Note due 2031

1.	Interest

MSCI Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually on May 1 and November 1 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from May 14, 2021 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the April 15 or October 15 next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its domestically incorporated wholly owned Subsidiaries may act as Paying Agent (prior to an Event of Default) or Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of May 14, 2021 (the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the Trust Indenture Act for a statement of such terms and provisions.

The Notes are senior unsecured obligations of the Company. The Company shall be entitled to issue Additional Notes pursuant to Section 2.14 of the Indenture. The Original Notes (as defined in the Indenture) and any Additional Notes shall be treated as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, create or incur Liens, and enter into certain Sale/Leaseback Transactions. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

To guarantee the due and punctual payment of the principal of, and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have jointly and severally unconditionally guaranteed the Guaranteed Obligations on a senior unsecured basis pursuant to the terms of the Indenture.

5.	Optional Redemption

Except as set forth in the following paragraphs of this Section 5, the Notes shall not be redeemable at the option of the Company prior to November 1, 2026.

On and after November 1, 2026, the Company shall be entitled at its option on one or more occasions to redeem all or a portion of the Notes (which, for the avoidance of doubt, includes Additional Notes) at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Year	Redemption Price
2026	101.813%
2027	101.208%
2028	100.604%
2029 and thereafter	100.000%

In addition, at any time prior to November 1, 2024, the Company may at its option on one or more occasions redeem in an aggregate principal amount not to exceed 35.0% of the aggregate principal amount of the Notes (which, for the avoidance of doubt, includes Additional Notes) originally issued at a redemption price (expressed as a percentage of principal amount) of 103.625%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that (a) after giving effect to any such redemption, at least 50.0% of the original aggregate principal amount of the Notes (excluding any Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to November 1, 2026, the Company shall be entitled at its option to redeem all or a portion of the Notes (which, for the avoidance of doubt, includes Additional Notes) at a redemption price equal to 100.0% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date). Calculation of the redemption price will be made by the Company or on the Company’s behalf by such person as it shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a Qualified Equity Offering, refinancing transaction or other corporate transaction. If any condition precedent has not been satisfied, the Company will provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. Upon receipt, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

6.	Sinking Fund

The Notes are not subject to any sinking fund.

7.	Notice of Redemption

Notice of any redemption pursuant to Section 5 above shall be mailed by first-class mail (or otherwise delivered in accordance with the Applicable Procedures) at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address, except that redemption notices may be mailed (or otherwise delivered in accordance with the Applicable Procedures) more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture. Notes in denominations of $2,000 or less may be redeemed in whole but not in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. With respect to registered Notes issued in global form, the principal amount of such Note or Notes will be adjusted in accordance with the Applicable Procedures. Notes held in certificated form must be surrendered to the Paying Agent in order to collect the redemption price. Unless the Company defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

8.	Repurchase of Notes at the Option of Holders upon Change of Control Triggering Event

In accordance with Section 4.9 of the Indenture, the Company shall be required to offer to purchase Notes upon the occurrence of a Change of Control Triggering Event. Any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101.0% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

9.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 Business Days before the mailing or sending of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing or sending date or Interest Payment Date, as the case may be.

10.	Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of principal, interest, or Applicable Premium (if any) remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money to the Company upon its written request unless an applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

12.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes: (i) to evidence the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes or a Subsidiary Guarantee, as applicable, in compliance with Article 5 of the Indenture; (ii) to add guarantees with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture; (iii) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; (iv) to surrender any right or power the Indenture may confer on the Company; (v) to add to the covenants made in the Indenture for the benefit of the Holders of all Notes (as determined in good faith by the Company and evidenced by an Officer’s Certificate); (vi) to make any change that does not adversely affect the rights of any Holder (as determined in good faith by the Company and evidenced by an Officer’s Certificate); provided, however, that the Trustee shall not be responsible for making such determination; (vii) to add any additional Events of Default; (viii) to secure the Notes or any Subsidiary Guarantee; (ix) to evidence and provide for the acceptance of appointment by an additional or successor Trustee with respect to the Notes; (x) to cure any ambiguity, defect or inconsistency in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture as the Company and the Trustee may deem necessary and desirable; provided that such action shall not adversely affect the rights of the Holders of the Notes in any material respect (as determined in good faith by the Company and evidenced by an Officer’s Certificate); (xi) to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision contained under the heading “Description of notes” in the Offering Memorandum to the extent that such provision contained under the heading “Description of notes” in the Offering Memorandum was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees (as determined in good faith by the Company and evidenced by an Officer’s Certificate); (xii) to provide for the issuance of Additional Notes of the same or another series in accordance with the limitations set forth in the Indenture as of the Issue Date, or to provide for the issuance of exchange notes; (xiii) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance, administration and book-entry transfer of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; or (xiv) to obtain or maintain the qualification of the Indenture under the Trust Indenture Act or other applicable law.

14.	Defaults and Remedies

Under the Indenture, Events of Default include: (a) default for 30 days in the payment of any interest on the Notes when due; (b) default in the payment of principal or premium, if any, on the Notes when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise; (c) the failure by the Company to comply for 30 days after notice with any of its obligations under Section 5.1 of the Indenture; (d) the failure by the Company to comply for 30 days after notice with any of its obligations under Section 4.9 of the Indenture (other than a failure to purchase Notes); (e) the Company or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company or such Subsidiary Guarantor, as applicable, in the Indenture (other than a failure to comply with Section 6.1(c) or (d) of the Indenture) with respect to the Notes of such series or any guarantee relating thereto, as applicable, and such default or breach continues for a period of 90 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of 25.0% or more in aggregate principal amount of the Notes of such series specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” as defined in the Indenture; (f) the Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect except as otherwise permitted under the Indenture or is declared null and void in a judicial proceeding or is disaffirmed by the Subsidiary Guarantor that is a Significant Subsidiary; (g) certain events of bankruptcy, insolvency or reorganization; (h) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $100.0 million; and (i) certain judgments or decrees for the payment of money in excess of $100.0 million.

If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25.0% in principal amount of the Notes by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

15.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or any Subsidiary Guarantor, or of any stockholder of the Company or any Subsidiary Guarantor, shall not have any liability for any obligations of the Company or any Subsidiary Guarantor, either directly or through the Company or any Subsidiary Guarantor, as the case may be, under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting a Note, each Holder shall waive and release all and all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Indenture provides that the Company, the Trustee, and each Holder by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or any transaction contemplated thereby.

20.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER RESTRICTED NOTES

Wells Fargo Bank, National Association

Attn: DAPS – Reorg

600 South 4th Street – 7th Floor

Minneapolis, MN 55415

Facsimile: (866) 969-1290

Phone: (800) 344-5128

Email: DAPSRorg@wellsfargo.com

This certificate relates to $                principal amount of Notes held in (check applicable space)                book-entry or                 definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or subsidiary thereof; or

(2)	☐	under a registration statement that has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	☐	for so long as the Notes are eligible for resale under Rule 144A, to a person seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or the account of another qualified buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A; or

(4)	☐	through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act; or

(5)	☐	under any other available exemption (other than Rule 144) from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature
Signature of Signature Guarantee

Date:

Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and the Subsidiary Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

Name:
Title:

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[        ]. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.9 (Change of Control Triggering Event) of the Indenture, check the box:

☐	Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.9 of the Indenture, state the amount ($2,000 or a whole multiple of $1,000 in excess thereof):

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [ ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of MSCI INC. (or its successor), a Delaware corporation (the “Company”), the COMPANY and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the existing Subsidiary Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of May 14, 2021, providing for the issuance of 3.625% Senior Notes due 2031 (the “Notes”);

WHEREAS Section 4.7 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and under the Indenture; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the existing Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Waiver of Jury Trial. EACH OF THE NEW GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

B-1

6. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture., the Subsidiary Guarantee of the New Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantor. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

By:
Name:
Title:

MSCI INC.,

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

B-3